EXHIBIT 99.1

TF Financial Corporation Reports Improved First Quarter 2012 Results and Quarterly Dividend

NEWTOWN, Pa., April 26, 2012 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today reported net income of $1,155,000 ($0.42 per diluted share) for the first quarter of 2012, an 87% increase when compared with $618,000 ($0.23 per diluted share) for the first quarter of 2011. The Company also announced that its Board of Directors declared a quarterly dividend of $0.05 per share, payable May 15, 2012 to shareholders of record on May 8, 2012.

"The main developments during the first quarter involved significant progress moving problem loans through the resolution pipeline and disposing of commercial real estate we had been holding following foreclosures. Late in the quarter we closed on the sales of two large such properties. Consequently, foreclosed property declined to $10.2 million at quarter end, and total non-performing assets were at 3.48% of total assets, continuing a downward trend from 3.56% at year end 2011 and 4.25% at the end of the first quarter a year ago," said Kent C. Lufkin, President and Chief Executive Officer.

"Quarterly net income nearly doubled year-over-year, the net interest margin declined slightly but remained at a healthy 3.78%, and notably, our capital ratios continue to be quite strong, with Tier 1 Leverage and Total Risk-Based ratios of 10.14% and 18.23% at March 31," Lufkin said.

Results for the current quarter included:

  Pre-tax income was $1,473,000 for the quarter, an increase of $783,000 over the first quarter of 2011. The key drivers of this increase were a $400,000 decrease in the provision for loan losses and a $498,000 increase in non-interest income, mainly the result of a $207,000 increase in the gain on sale of loans and a $264,000 gain related to an eminent domain matter affecting a parcel of Company property.
  Net interest income was $5,792,000 which was a $24,000 or 0.4% decrease when compared with the first quarter of 2011. Similarly, the Company's net interest margin decreased by 2 basis points to 3.78% from 3.80%. The yields on the Company's interest-earning assets fell by 37 basis points for the first quarter of 2012 compared with the first quarter of 2011, mainly due to the consequences of record-low market interest rates which have occurred since the first quarter of 2011, causing mortgage loan borrowers to refinance their higher rate loans into those with lower rates and the resulting downward drift in the Company's loan and mortgage-backed securities yields. However, the cost of the Company's interest bearing liabilities improved by 37 basis points since the first quarter of 2011, primarily the result of a 31 basis point or 28.7% improvement in the cost of deposits, due to a favorable change in the deposit pricing and mix, and the maturity of time deposits which had been originated during periods of higher market interest rates.
  The provision for loan losses was $500,000 for the quarter compared with $900,000 for the first quarter of 2011. The allowance for loan losses stood at approximately $7.0 million at March 31, 2012, and while the allowance has decreased as amounts which had been assigned to specific loans are charged off, the allowance as a percentage of loans was a healthy 1.40% and as a percentage of non-performing loans was 50.3%.
  Overall, asset quality continued to show improvement with total non-performing assets at 3.48% of total assets, down from 3.56% at year end 2011 and 4.25% at March 31, 2011. Non-performing loans were $13.9 million at quarter end compared with $12.5 million at December 31, 2011. Foreclosed property at March 31, 2012 was $10.2 million compared with $11.7 million at December 31, 2011.
  Loans outstanding were $498.4 million, a $4.4 million or 0.9% decrease for the first quarter of 2012. Mortgage loans originated for sale were $15.9 million compared with $5.8 million for the first quarter of 2011.
  At quarter end, total deposits were $562.2 million, a $10.9 million or 2.0% increase when compared with December 31, 2011, and a $14.4 million or 2.6% increase when compared with $547.8 million at March 31, 2011.
  Non-interest expenses were $91,000 higher in the first quarter of 2012 compared to the first quarter of 2011. Expenses of foreclosed property were $287,000 for the first quarter of 2012 compared with $61,000 for the first quarter of 2011.

TF Financial Corporation is a holding company whose principal subsidiary is 3rd Fed Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, the Bank's website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

EARNINGS SUMMARY

Interest income	$ 7,263	$ 7,613	$ 7,908	$ 7,932	$ 7,835
Interest expense	1,471	1,550	1,903	1,943	2,019
Net interest income	5,792	6,063	6,005	5,989	5,816
Loan loss provision	500	850	528	1,450	900
Non-interest income	1,237	1,395	583	903	739
Non-interest expense	5,056	4,565	4,666	4,621	4,965
Income taxes	318	511	314	122	72
Net income	$ 1,155	$ 1,532	$ 1,080	$ 699	$ 618

PER SHARE INFORMATION

Earnings per share, basic	$ 0.42	$ 0.57	$ 0.40	$ 0.26	$ 0.23
Earnings per share, diluted	$ 0.42	$ 0.57	$ 0.40	$ 0.26	$ 0.23

Weighted average basic shares (000's)	2,719	2,711	2,703	2,699	2,696
Weighted average diluted shares (000's)	2,722	2,711	2,704	2,700	2,696

Dividends paid	$ 0.05	$ 0.05	$ 0.05	$ 0.05	$ 0.05

FINANCIAL RATIOS

Annualized return on average assets	0.68%	0.89%	0.62%	0.41%	0.36%
Annualized return on average equity	5.94%	7.75%	5.63%	3.74%	3.38%
Efficiency ratio (1)	71.93%	61.21%	70.83%	67.05%	75.74%

REGULATORY CAPITAL RATIOS
Tier 1 leverage ratio	10.14%	10.21%	9.87%	9.78%	9.79%
Total risk-based capital ratio	18.23%	18.56%	17.76%	17.61%	17.45%
Tier 1 risk-based capital ratio	16.89%	17.31%	16.51%	16.36%	16.20%

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
AVERAGE BALANCES

Loans	$ 493,396	$ 497,258	$ 502,574	$ 499,024	$ 501,543
Mortgage-backed securities	61,971	61,079	66,283	63,940	66,401
Investment securities	67,035	67,843	67,662	68,439	67,035
Other interest-earning assets	13,619	6,699	3,237	4,420	3,237
Total earning assets	636,021	632,879	639,756	635,823	638,216
Non-earning assets	50,557	52,263	53,907	50,346	48,984
Total assets	686,578	685,142	693,663	686,169	687,200

Deposits	554,523	551,964	555,713	546,215	546,055
FHLB advances and other borrowed money	47,387	48,109	54,709	57,972	60,446
Total interest bearing liabilities	601,910	600,073	610,422	604,187	606,501
Non-interest bearing liabilities	6,523	6,600	7,075	7,039	6,482
Stockholders' equity	78,145	78,469	76,166	74,943	74,217
Total liabilities & stockholders' equity	$ 686,578	$ 685,142	$ 693,663	$ 686,169	$ 687,200

SPREAD AND MARGIN ANALYSIS (TAXABLE EQUIVALENT)

Average yield on:
Loans	5.05%	5.13%	5.26%	5.38%	5.32%
Mortgage-backed securities	3.50%	4.22%	4.20%	4.21%	4.24%
Investment securities	4.27%	4.15%	4.13%	4.28%	4.35%
Other interest-earning assets	0.06%	0.11%	0.00%	0.09%	0.00%
Total interest-earning assets	4.71%	4.88%	5.01%	5.11%	5.08%

Average cost of:
Deposits	0.77%	0.82%	1.02%	1.06%	1.08%
FHLB advances and other borrowed money	3.44%	3.39%	3.43%	3.49%	3.75%
Total interest-bearing liabilities	0.98%	1.02%	1.24%	1.29%	1.35%

Interest rate spread	3.73%	3.86%	3.77%	3.82%	3.73%
Net interest margin	3.78%	3.91%	3.83%	3.88%	3.80%

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$ 497	$ 456	$ 298	$ 479	$ 465
Bank-owned life insurance	152	157	160	164	157
Gain/loss on sale investments	--	550	--	210	--
Gain on sale of loans	324	232	125	50	117
Gain on disposition of real estate	264	--	--	--	--

NON-INTEREST EXPENSE DETAIL

Compensation and benefits	$ 2,874	$ 2,573	$ 2,584	$ 2,622	$ 2,746
Occupancy and equipment	710	719	699	736	818
Professional fees	351	266	263	324	478
Marketing and advertising	85	55	88	102	67
FDIC insurance premiums	151	149	142	151	233
Foreclosed real estate expense	287	308	317	119	61
Other operating	598	495	573	567	562

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	PERIOD ENDED
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
DEPOSIT INFORMATION

Non-interest checking	$ 49,408	$ 43,910	$ 46,591	$ 44,817	$ 41,920
Interest checking	69,195	65,677	65,614	58,632	58,428
Money market	154,417	155,010	150,142	149,852	148,713
Savings	108,219	105,617	103,871	104,423	101,445
CD's	180,962	181,074	185,460	194,380	197,247

OTHER INFORMATION

Per Share

Book value	$ 27.71	$ 27.33	$ 27.44	$ 26.69	$ 26.32
Tangible book value	$ 26.18	$ 25.81	$ 25.91	$ 25.16	$ 24.79
Closing market price	$ 24.20	$ 22.72	$ 19.25	$ 21.42	$ 20.83

Balance Sheet

Loans	$ 498,356	$ 502,713	$ 515,318	$ 508,371	$ 507,785
Cash and cash equivalents	22,340	14,928	14,475	8,786	10,668
Mortgage-backed securities	63,988	58,970	63,029	67,520	61,476
Investment securities	69,556	65,778	65,514	68,551	67,364
Total assets	693,421	681,929	695,168	691,561	684,221
Total deposits	562,201	551,288	551,678	552,104	547,753
FHLB advances and other borrowed money	46,685	46,908	59,500	55,345	55,387
Stockholders' equity	78,528	77,408	77,499	75,332	74,270

Asset Quality

Non-performing loans	$ 13,889	$ 12,541	$ 17,103	$ 18,308	$ 21,064
Allowance for loan losses	$ 6,981	$ 8,100	$ 9,586	$ 9,108	$ 8,906
Net charge-offs	$ 1,619	$ 2,337	$ 49	$ 1,248	$ 322
Allowance for loan losses to non-performing loans	50.26%	64.59%	56.05%	49.75%	42.28%
Allowance for loan losses to gross loans	1.40%	1.61%	1.86%	1.79%	1.75%
Non-performing loans to gross loans	2.79%	2.49%	3.32%	3.60%	4.15%
Non-performing loans to total assets	2.00%	1.84%	2.46%	2.65%	3.08%
Foreclosed property	$ 10,247	$ 11,731	$ 8,909	$ 9,245	$ 8,002
Foreclosed property to total assets	1.48%	1.72%	1.28%	1.34%	1.17%
Non-performing assets to total assets	3.48%	3.56%	3.74%	3.98%	4.25%

Statistical

Shares outstanding (000's)	2,834	2,832	2,824	2,822	2,822
Number of branch offices	14	14	14	14	14
Full time equivalent employees	176	168	172	179	177

(1) The efficiency ratio is non-interest expense divided by net interest income plus non-interest income.
CONTACT: Dennis R. Stewart, EVP/CFO
         (215) 579-4000